Exhibit 1.2

Bingham McCutchen LLP

2020 K Street NW

Washington, DC 20006-1806

Tel: 202.373.6000

Fax: 202.373.6001

www.bingham.com

February 27, 2013

Nuveen Select Quality Municipal Fund, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen Select Quality Municipal Fund, Inc. (File Nos. 333-180672 and 811-06240)

Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 2 under the Securities Act of 1933 to the Registration Statement of Nuveen Select Quality Municipal Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP